THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS (THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE TERMS OF THIS DEBENTURE AND (2) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT THE TRANSFER OF THIS DEBENTURE IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACTS.


                      SUBORDINATED CONVERTIBLE DEBENTURE


$175,498.50                                                   New York, New York
                                                                 August 11, 1997


                  FOR VALUE RECEIVED, intending to be legally bound hereby, the undersigned, HOLMES PROTECTION GROUP, INC., a Delaware corporation ("Maker"), hereby promises to pay to _________________, an individual ("Holder"), ONE HUNDRED SEVENTY FIVE THOUSAND FOUR HUNDRED NINETY EIGHT AND 50/100 DOLLARS (U.S. $175,498.50), together with interest on the unpaid principal amount hereof from April 25, 1997 until the maturity thereof (whether at stated maturity, by acceleration or otherwise) at an interest rate of ten percent (10%) per annum (based on a year of 365 days based upon actual days elapsed), on the earlier of
(a) August 26, 1997, at the election of the Stockholder, if by August 25, 1997, Maker has not filed a registration statement (the "Registration Statement") on Form S-3 which includes the Holmes Shares (as defined below) issuable to the Stockholders upon conversion of this Subordinated Convertible Debenture, or (b) on or at any time after October 1, 1997, at the election of the Stockholder, if registration of the Holmes Shares has not become effective on or prior to September 30, 1997 or if the Holmes Shares are not freely tradable on September 30, 1997.

                  All principal and interest shall be payable in lawful money of the United States of America in immediately available funds to Holder in Erie, Pennsylvania.

                  The unpaid principal and interest of this Debenture (a) shall automatically be converted into 12,281 shares (the "Holmes Shares") of Maker's Common Stock, par value $.01 ("Common Stock") on the date that the Registration Statement becomes effective, or if the Holmes Shares are not freely tradable on the NASDAQ National Market on such date, the date the Holmes Shares become freely tradable on the NASDAQ National Market (the "Effective Date"), if the Effective Date is on or before September 30, 1997 and (b) if the Effective Date is after September 30, 1997, shall be convertible at the option of the Holder, in whole, but not in part, upon surrender of this

Debenture at the principal office of the Maker, into the Holmes Shares. As promptly as practicable, and in any event within five (5) business days after the Effective Date, if the Effective Date is on or prior to September 30, 1997, or within five (5) business days after the surrender of this Debenture for conversion, Maker shall deliver or cause to be delivered to Holder, certificates representing the Holmes Shares into which the Debenture shall have been converted. Notwithstanding the foregoing, Maker shall not be required to issue the Holmes Shares upon surrender of this Debenture for conversion, and no surrender of this Debenture shall be effective for that purpose, if additional time is necessary to comply with applicable laws in Maker's reasonable discretion; provided, however, that the conversion shall become effective immediately upon compliance with such laws as if the conversion had been made when this Debenture was initially surrendered. For purposes of this paragraph, surrender of this Debenture shall be made by sending it to Maker by overnight courier with written notice of Holder's intent to convert the Debenture into the Holmes Shares, and the surrender date shall be deemed to be the day on which this Debenture is placed with the overnight courier by Holder.

                  In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock (other than as a result of an issuance of Common Stock in accordance with new subscriptions for shares of Common Stock) or in case of any consolidation or merger of Maker with or into another corporation (other than a merger with a subsidiary in which merger Maker is the continuing corporation and which does not result in a reclassification, capital reorganization or other change of outstanding shares of Common Stock) or in case of any sale or conveyance to another corporation of the property of Maker as an entirety, or substantially as an entirety, Maker shall cause effective provision to be made so that Holder shall have the right thereafter, by converting this Debenture, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Debenture. The foregoing provisions of this paragraph shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales and conveyances.

                  In the event Maker effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event, the number of Holmes Shares shall be decreased or increased proportionately, as the case may be.

                  In the event Maker shall, prior to the conversion or payment in full of this Debenture, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then the number of Holmes Shares issuable hereunder shall be increased as of the time of such issuance or record date, as applicable, to such amount as would result from multiplying the number of Holmes Shares by a fraction (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or record date, as applicable, plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or record date, as applicable; provided, however, that if a record date for a dividend or distribution payable in Common Stock shall have been fixed and such dividend or distribution is not fully paid on the date fixed therefor, the number of Holmes Shares shall be recomputed accordingly as of the date fixed therefor and thereafter the Holmes Shares shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividend or distribution.

                  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of law):

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

                  (i) Maker shall fail to pay any principal due under this Debenture after such principal becomes due or to issue the Holmes Shares to Holder at Holder's election in accordance with the terms hereof, provided, however, that the failure of Maker to issue the Holmes Shares due to compliance with applicable laws as provided above shall not be deemed to be an Event of Default under this Debenture;

                  (ii) Maker shall fail to pay any interest due under this Debenture within five (5) days after such interest or other amount becomes due in accordance with the terms of this Debenture;

                  (iii) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Maker in an insolvency case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of Maker for any substantial part of its property, or for the winding up or liquidation of its affairs and such proceeding shall remain undismissed or unstayed and in effect for a period of 90 consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceedings; or

                  (iv) Maker shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

                  If an Event of Default specified under clauses (i) or (ii) shall occur and be continuing, Holder may, by written notice to Maker, declare the unpaid principal amount then outstanding under this Debenture and all interest accrued thereon, to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to Holder without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and if an Event of Default specified under clauses
(iii) or (iv) above shall occur, the unpaid principal amount then outstanding under this Debenture and all interest accrued thereon shall be immediately due and payable, without protest, demand, or notice of any kind, all of which are hereby expressly waived.

                  The payment of all indebtedness (including principal, interest and any expense due with respect thereto) due pursuant to this Debenture is subordinated to the prior payment in full of all indebtedness of Maker, whether outstanding on the date hereof or thereafter created or incurred, which is for money borrowed from, or guaranteed to, banks, trust companies, insurance companies, or other institutional lenders, and renewals, extensions, refundings, amendments or other modifications of any such indebtedness or guarantees, including, without limitation, all indebtedness constituting obligations of Maker to reimburse banks for amounts paid under letters of credit, supporting notes or other similar obligations (herein the "Senior Indebtedness").

                  Without limiting the generality of any of the foregoing, Senior Indebtedness includes all indebtedness and obligations of Maker under that certain Amended and Restated Credit Agreement, dated as of December 31, 1996, as subsequently amended, by and among Merita Bank Ltd., Bank of Boston Connecticut, Holmes Protection, Inc. and Maker, as such agreement may be renewed, extended, amended or modified from time to time. If an event occurs and is continuing which is a default or an event of default, or which with notice or lapse of time or both would become a default or event of default, either in payment of principal of, or interest on, Senior Indebtedness when due, or which under any agreement relating to Senior Indebtedness would permit the holders thereof to cause any part of such Senior Indebtedness to become due prior to its stated maturity, whether by prepayment, acceleration or otherwise, or in the event of any distribution of the assets of Maker upon any dissolution, winding up, total liquidation or reorganization of Maker, no payments of any kind may be made by Maker with respect to any indebtedness due under this Debenture unless all amounts due on the Senior Indebtedness shall have been paid or provided for.

                  In the event any one or more of the provisions contained in this Debenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Debenture, and this Debenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  Maker hereby represents and warrants to Holder that this Debenture has been duly authorized, executed and delivered by Maker and constitutes a legal, valid and binding obligation of Maker enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally and the possible unavailability of certain equitable remedies.

                  This Debenture may not be waived, changed, modified or discharged orally, except by an agreement in writing signed by the party against whom the enforcement of waiver, change, modification or discharge is sought.

                  All notices given to or made upon any party hereto shall be in writing and shall be delivered or sent to the respective parties at the addresses set forth in that certain Agreement of Stock Purchase by and among Maker, John L. Carmody and Robert L. Saunders dated as of April 25, 1997. All notices shall be effective (i) in the case of facsimile, when received; (ii) in the case of hand-delivered notice, when hand-delivered; (iii) if given by overnight courier, one (1) day after such communication is placed with the overnight courier; and (iv) if given by mail, four (4) days after such communication is deposited in the mails with first- class postage prepaid, return receipt requested.

                  In the event such interest rate hereunder exceeds the maximum permitted by law, then this Debenture shall automatically bear interest, in accordance herewith at the maximum rate permitted by law.

                  This Debenture shall be binding upon, inure to the benefit of, and be enforceable by Maker and Holder and their respective successors and assigns, except that Maker shall not have the right to assign this Debenture or its obligations hereunder without the prior written consent of Holder.

                  This Debenture shall be governed by the internal law of the Commonwealth of Pennsylvania.

                                         HOLMES PROTECTION GROUP, INC.


                                         By:_________________________
                                         Name:_______________________
                                         Title:______________________



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